Exhibit 99.1

NewHydrogen CEO Steve Hill Welcomes Dr. Yikyeom Kim to NewHydrogen Team to Help Drive ThermoLoop™ Innovation

Dr. Kim brings his expertise in fabrication of tailored redox catalysts and system analysis of gas-solid reactions

SANTA CLARITA, Calif. (October 1, 2024) — NewHydrogen, Inc. (OTCMKTS:NEWH), the developer of ThermoLoop™, a breakthrough technology that uses water and heat rather than electricity to produce the world’s cheapest green hydrogen, today announced that Dr. Yikyeom Kim recently joined the UCSB Technology Team to help with the development of the Company’s cost-effective thermochemical water splitting technology.

Dr. Kim will join Dr. Philip Christopher and Dr. Eric McFarland at the University of California, Santa Barbara, to advance cost-effective, entropy-driven thermochemical water splitting. He has published several papers related to the redox reactions of metal oxides in key scientific journals and participated in collaborative research on chemical looping hydrogen production as part of the Engineering Research Center (ERC) program funded by the National Research Foundation (NRF) of Korea. He also collaborated with LOTTE Chemical Corp. to utilize waste plastic resources for hydrogen production.

“We are excited to welcome Dr. Kim to our team and expect him to have an immediate impact by strengthening our technology development activities,” said Steve Hill, CEO of NewHydrogen. “His expertise in the fabrication of tailored redox catalysts and system analysis of gas-solid reactions will accelerate the development of entropy-driven thermochemical processes. We are confident that his addition to our UCSB team will bring us one step closer to achieving our corporate objectives.”

Before joining the team, Dr. Kim conducted his doctoral research at the Korea Advanced Institute of Science and Technology (KAIST) under the supervision of Dr. Jae W. Lee, focusing on perovskite oxides for chemical looping hydrogen production. He holds a B.S. in Chemical Engineering from Yonsei University and an M.S. and Ph.D. in Chemical Engineering from KAIST.

“I am very excited and eager to address one of the most important energy challenges of our generation — the scalable production of green hydrogen — alongside the expert team already assembled at UCSB. The ThermoLoop™ process is fundamentally different approach compared to the traditional steam-iron process and I look forward to bringing my experience in fabrication of tailored redox catalysts and gas-solid system behind the team’s work to enable further strides in identifying ideal materials for the ThermoLoop™ process.”

NewHydrogen is currently funding a sponsored research program at the University of California, Santa Barbara (“UCSB”), to develop its ThermoLoopTM technology, a novel low-cost thermochemical process to split water using inexpensive heat, instead of expensive electricity. Since the commencement of the Company’s research project in August 2023, the UCSB team has been methodically developing the Company’s ThermoLoopTM technology around unique materials that use heat to produce hydrogen and oxygen when reacted in a cyclic process with water vapor.

For more information about NewHydrogen, please visit https://newhydrogen.com/.

About NewHydrogen, Inc.

NewHydrogen is developing ThermoLoop™ – a breakthrough technology that uses water and heat rather than electricity to produce the world’s lowest cost green hydrogen. Hydrogen is the cleanest and most abundant element in the universe, and we can’t live without it. Hydrogen is the key ingredient in making fertilizers needed to grow food for the world. It is also used for transportation, refining oil and making steel, glass, pharmaceuticals and more. Nearly all the hydrogen today is made from hydrocarbons like coal, oil, and natural gas, which are dirty and limited resources. Water, on the other hand, is an infinite and renewable worldwide resource.

Currently, the most common method of making green hydrogen is to split water into oxygen and hydrogen with an electrolyzer using green electricity produced from solar or wind. However, green electricity is and always will be very expensive. It currently accounts for 73% of the cost of green hydrogen. By using heat directly, we can skip the expensive process of making electricity, and fundamentally lower the cost of green hydrogen. Inexpensive heat can be obtained from concentrated solar, geothermal, nuclear reactors and industrial waste heat for use in our novel low-cost thermochemical water splitting process. Working with a world class research team at UC Santa Barbara, our goal is to help usher in the green hydrogen economy that Goldman Sachs estimated to have a future market value of $12 trillion.

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, the impact on the national and local economies resulting from terrorist actions, the impact of public health epidemics on the global economy and other factors detailed in reports filed by the Company with the United States Securities and Exchange Commission.

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Investor Relations Contact:

NewHydrogen, Inc.

ir@newhydrogen.com